EXHIBIT 3.23

IMAGING DIAGNOSTIC SYSTEMS, INC.
a Florida corporation

CERTIFICATE OF DESIGNATIONS, RIGHTS AND PREFERENCES

OF

SERIES L CONVERTIBLE PREFERRED STOCK

Pursuant to the Florida Business Corporation Act, the undersigned, being an officer of Imaging Diagnostic Systems, Inc., a Florida corporation (the “Corporation”), does hereby certify that the following resolution was adopted by the Corporation’s board of directors (the “Board”) authorizing the creation and issuance of 150 shares of Series L Convertible Preferred Stock:

RESOLVED, that pursuant to authority expressly granted to and vested in the Board by the Certificate of Incorporation, as amended, of the Corporation, the Board hereby creates 150 shares of Series L Convertible Preferred Stock of the Corporation and authorizes the issuance thereof, and hereby fixes the designation thereof, and the voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereon (in addition to the designation, preferences and relative, participating and other special rights, and the qualifications, limitations or restrictions thereof, set forth in the Articles Certificate of Incorporation, as amended, of the Corporation, which are applicable to the preferred stock, if any) as follows:

1. Designation.  The series of preferred stock shall be designated and known as “Series L Convertible Preferred Stock” (the “Series L Preferred Stock”).  The number of shares constituting the Series L Preferred Stock shall be 150.  The original purchase price/stated amount of each share of Series L Preferred Stock shall be $10,000.

2. Conversion Rights. The Series L Preferred Stock shall be convertible, without the payment of any additional consideration by a Holder, into the common stock, no par value, of the Corporation (“Common Stock”) as follows:

(a) Optional Conversion.  Subject to and upon compliance with the provisions of this Section 2(a), a holder of any shares of the Series L Preferred Stock (a “Holder”) shall have the right, at such Holder’s option, to convert any of such shares of the Series L Preferred Stock held by the Holder into fully paid and non-assessable shares of the Common Stock at the then Conversion Rate (as defined herein).

(b) Conversion Rate.  Each share of the Series L Preferred Stock is convertible into 473,934 shares of the Common Stock (the “Conversion Rate”), subject to adjustments as set forth in Section 2(d) hereof.

(c) Mechanics of Conversion.

(i) The Holder may exercise the conversion right specified in Section 2(a) by giving written notice to the Corporation at any time that the Holder elects to convert a stated number of shares of the Series L Preferred Stock into a stated number of shares of Common Stock and by surrendering the certificate or certificates representing the Series L Preferred Stock to be converted or a Lost Certificate Affidavit (as defined below) therefore, duly endorsed to the Corporation or in blank, to the Corporation at its principal office (or at such other office as the Corporation may designate by written notice, postage prepaid, to all Holders) at any time during its usual business hours, together with a statement of the name or names (with addresses) of the person or persons in whose name the certificate or certificates for Common Stock shall be issued.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Series L Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(ii) No fractional shares of Common Stock shall be issued upon conversion of the Series L Preferred Stock.  In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of a share of Common Stock as determined by the Board of Directors.  For such purpose, all shares of Series L Preferred Stock held by each holder of Series L Preferred Stock shall be aggregated, and any resulting fractional share of Common Stock shall be paid in cash.

(d) Conversion Rate Adjustments.  The Conversion Rate shall be subject to adjustment from time to time as follows:

(i) Consolidation, Merger, Sale, Lease or Conveyance.  In case of any consolidation or merger of the Corporation with or into another corporation where the Corporation is not the surviving entity, or in case of any sale, lease or conveyance to another corporation of all or substantially all the assets of the Corporation, each share of the Series L Preferred Stock shall after the date of such consolidation, merger, sale, lease or conveyance be convertible into, in lieu of the number of shares of Common Stock which the Holders would otherwise have been entitled to receive, the number of shares of stock or other securities or property (including cash) to which the Common Stock issuable (at the time of such consolidation, merger, sale, lease or conveyance) upon conversion of such share of the Series L Preferred Stock would have been entitled upon such consolidation, merger, sale, lease or conveyance; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the Holder of the shares of the Series L Preferred Stock shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock or other securities or property thereafter deliverable on the conversion of the shares of the Series L Preferred Stock.

(ii) Stock Dividends, Subdivisions, Reclassification, or Combinations.  If the Corporation shall (i) declare a dividend or make a distribution on its Common Stock in shares of its Common Stock, (ii) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares, or (iii) combine or reclassify the outstanding Common Stock into a smaller number of shares; the Conversion Rate in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination, or reclassification shall be proportionately adjusted so that the Holder of any shares of the Series L Preferred Stock surrendered for conversion after such date shall be entitled to receive the number of shares of Common Stock that he would have owned or been entitled to receive had such Series L Preferred Stock been converted immediately prior to such date.  Successive adjustments in the Conversion Rate shall be made whenever any event specified above shall occur.  If the Corporation shall subdivide (by stock split, by payment of a stock dividend or otherwise) the outstanding shares of Series L Preferred Stock, into a greater number of shares of Series L Preferred Stock, the Conversion Rate of the Series L Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased.  In the event the outstanding shares of Series L Preferred Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Series L Preferred Stock, the Conversion Rate of the Series L Preferred Stock in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(iii) Issuances of Securities.  If at any time on or before the conversion of all of the Series L Preferred Stock the Corporation shall (i) sell or otherwise issue shares of the Common Stock at a purchase price per share less than $.0211, or (ii) sell or otherwise issue the Corporation’s securities which are convertible into or exercisable for shares of the Corporation’s Common Stock at a conversion or exercise price per share less than $.0211, then immediately upon such issuance or sale, the Conversion Rate shall be increased accordingly.

(iv) Excluded Transactions. No adjustment to the Conversion Rate shall be required under this Section 2(e) in the event of the issuance of: (i) shares of Common Stock by the Corporation upon the conversion or exercise of or pursuant to any outstanding stock options or stock option plan now existing or hereafter approved by the Holders (“Stock Option Plans”); (ii) shares of Common Stock issued upon the exercise or conversion of options, warrants or other convertible securities outstanding as of the date of the filing of this Certificate of Designation, Rights and Preferences; or (iii) shares of Common Stock issued or issuable as a dividend or distribution on the Series L Preferred Stock or pursuant to any event for which adjustment is made pursuant to this Section 2(e)(i) or (e)(ii).

(v) Reservation, Validity of Common Stock.  The Corporation covenants that it will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued shares of Common Stock for the purpose of effecting conversion of the Series L Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all outstanding Series L Preferred Stock not therefore converted; provided, however, that if there is not a sufficient amount of shares of Common Stock, the Corporation will take any and all actions necessary to amend its Articles of Incorporation to increase the amount of shares of Common Stock authorized for issuance as is necessary to provide for the full conversion of the Series L Preferred Stock.  Before taking any action which would cause an adjustment in the Conversion Rate such that Common Stock issuable upon the conversion of Series L Preferred Stock would be issued in excess of the authorized Common Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully-paid and non assessable shares of Common Stock at such adjusted Conversion Rate.  Such action may include, but it is not limited to, amending the Corporation’s Articles of Incorporation to increase the number shares of authorized Common Stock.

(e) Approvals.  If any shares of the Common Stock to be reserved for the purpose of conversion of shares of the Series L Preferred Stock require registration with or approval of any governmental authority under any Federal or state law before such shares may be validly issued or delivered upon conversion, then the Corporation will in good faith and as expeditiously as possible endeavor to secure such registration or approval, as the case may be. If, and so long as, any Common Stock into which the shares of the Series L Preferred Stock are then convertible is listed on any national securities exchange, the Corporation will, if permitted by the rules of such exchange, list and keep listed on such exchange, upon official notice of issuance, all shares of such Common Stock issuable upon conversion.

(f) Valid Issuance.  All shares of Common Stock that may be issued upon conversion of shares of the Series L Preferred Stock will upon issuance be duly and validly issued, fully paid and non-assessable and free from all taxes, liens and charges with respect to the issuance thereof, and the Corporation shall take no action that will cause a contrary result.

3.	Redemption at the Corporation’s Option.

(a) The Corporation may at any time it may lawfully do so, at the option of the Board of Directors, redeem in whole or in part the Series L Preferred Stock by paying in cash therefor a per share sum equal to $11,150 plus accrued but unpaid dividends (the “Series L Redemption Price”). Any redemption effected pursuant to this Section shall be made on a pro rata basis among the Holders of the Series L Preferred Stock in proportion to the number of shares of Series L Preferred Stock then held by them.

(b) At least 15 but no more than 30 days prior to each date on which the Corporation elects to redeem shares of Series L Preferred Stock (each such date referred to herein as a “Redemption Date”), written notice shall be mailed, first class postage prepaid, to each Holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Series L Preferred Stock to be redeemed, at the address last shown on the records of the Corporation for such Holder, notifying such Holder of the redemption to be effected, specifying the number of shares to be redeemed from such Holder, the Redemption Date, the Series L Redemption Price, the place at which payment may be obtained and calling upon such Holder to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares to be redeemed (the “Redemption Notice”).  Each holder of Series L Preferred Stock to be redeemed shall surrender to the Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

4. Redemption at the Holders’ Option.

Any shares of Series L Preferred Stock which remain outstanding on December 31, 2012, may be redeemed at the option of the Holders requesting same, in which case the Corporation shall pay with respect to each redeemed share an amount equal to the stated amount plus all accrued but unpaid dividends.  Any Holder electing to exercise this option shall deliver to the Company written notice of exercise together with his original Series L Preferred Stock certificate.  The redemption amount shall be paid in three equal installments, with the first due 10 days after delivery of the notice of exercise and the second and third installments due one and two years, respectively, after the due date of the first installment.

5. Dividends.

(a) The Holders of the Series L Preferred Stock shall be entitled to receive, out of funds legally available therefore, cumulative dividends at the fixed rate of 9.00% of the stated value per share per annum, payable in preference and priority to any payment of any cash dividend on Common Stock or any other shares of capital stock of the Company junior in priority to the Series L Preferred Stock (such Common Stock and other inferior stock being collectively referred to as “Junior Stock”), when and as declared by the Board of Directors of the Company.

(b) Such dividends shall be payable on December 31 of each year and on the Redemption Date.  Dividends may be payable (i) in cash or (ii) except with respect to dividends payable pursuant to section 4(d) below, at the Company’s option, in shares of Common Stock based upon the weighted average closing bid price for the Common Stock for the 20 trading days immediately preceding the dividend payment date in which the Common Stock had trading volume as quoted on the OTC Bulletin Board or other principal market on which the Common Stock is traded.

(c) Such dividends shall accrue with respect to each share of Series L Preferred Stock from the date on which such share is issued and outstanding and thereafter shall be deemed to accrue from day to day whether or not earned or declared and whether or not there exists profits, surplus or other funds legally available for the payment of dividends, and shall be cumulative so that if such dividends on the Series L Preferred Stock shall not have been paid, or declared and set apart for payment, the deficiency shall be fully paid or declared and set apart for payment before any dividend shall be paid or declared or set apart for any Junior Stock and before any purchase or acquisition of any Junior Stock is made by the Company.

(d) At the earlier of: (i) the redemption of the Series L Preferred Stock; or (ii) the liquidation, sale or merger of the Company, any accrued but undeclared dividends shall be paid to the Holders of record of outstanding shares of Series L Preferred Stock.  Each such dividend shall be paid in cash and mailed to the Holders of record of the Series L Preferred Stock as their names and addresses appear on the share register of the Company or at the office of the transfer agent on the corresponding dividend payment date.

6.	Liquidation.

(a) Liquidation Preference. In the event of liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a “Liquidation Event”), the Holders of the Series L Preferred Stock shall be entitled to receive, prior and before any distribution of assets shall be made to the holders of any Common Stock or other class of capital stock or other equity securities of the Corporation, an amount equal to $10,000 per share of Series L Preferred Stock held by such Holder plus accrued but unpaid dividends (the “Liquidation Pay Out”).  After payment of the Liquidation Pay Out to each Holder and the payment of the respective liquidation preferences of the other preferred stock of the Corporation, if any, the Series L Preferred Stock shall be deemed to have been converted to Common Stock and the entire remaining assets of the Corporation available for distribution shall be distributed pro rata to holders of the Common Stock of the Corporation and the former Holders of Series L Preferred Stock in proportion to the number of shares of Common Stock held by them or into which the Series L Preferred Stock shall be deemed to have been converted; provided, however, that such Holders shall be entitled to receive pursuant to this sentence a maximum of three times the purchase price paid for the Series L Preferred Stock.

(b) Ratable Distribution.  If upon any liquidation, dissolution or winding up of the Corporation, the net assets of the Corporation to be distributed among the Holders shall be insufficient to permit payment in full to the Holders of such Series L Preferred Stock, then all remaining net assets of the Corporation after the provision for the payment of the Corporation’s debts shall be distributed ratably in proportion to the full amounts to which they would otherwise be entitled to receive among the Holders.  Shares of Series L Preferred Stock shall not be entitled to be converted into shares of Common Stock in order to participate in any distribution, or series of distributions, as shares of Common Stock, without first foregoing participation in such distribution, or series of distributions, as shares of Series L Preferred Stock.

(c) Merger, Reorganization or Sale of Assets.  For purposes of this Section 3, (i) any acquisition of the Corporation by means of merger, tender offer, stock purchase or other form of corporate reorganization or transaction in which outstanding shares of the Corporation are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary (other than a transaction or series of related transactions in which the holders of the voting securities of the Corporation outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of transactions, as a result of shares in the Corporation held by such holders prior to such transaction, at least a majority of the total voting power represented by the outstanding voting securities of the Corporation or such other surviving or resulting entity (or if the Corporation or such other surviving or resulting entity is a wholly-owned subsidiary immediately following such acquisition, its parent)) or (ii) a sale of all or substantially all of the assets of the Corporation, shall be treated as a liquidation, dissolution or winding up of the Corporation and shall entitle the holders of Series L Preferred Stock to receive at the closing in cash, securities or other property amounts as specified in Section 3(a) above.  Whenever the distribution provided for in this Section 3 shall be payable in assets other than cash, the value of such distribution shall be the fair market value of such securities or other property as determined in good faith by the Board, except that any publicly-traded securities to be distributed to stockholders in a liquidation, dissolution, or winding up of the Corporation shall be valued as follows:

(i)           if the securities are then traded on a national securities exchange, then the value of the securities shall be deemed to be the average of the closing prices of the securities on such exchange over the 10 trading day period ending five trading days prior to the distribution;

(ii)           if the securities are actively traded over-the-counter, then the value of the securities shall be deemed to be the average of the closing bid prices of the securities over the 10 trading day period ending five trading days prior to the Distribution.

In the event of a merger or other acquisition of the Corporation by another entity, the Distribution date shall be deemed to be the date such transaction closes.  For the purposes of this subsection 3(c), “trading day” shall mean any day which the exchange or system on which the securities to be distributed are traded is open and “closing prices” or “closing bid prices” shall be deemed to be: (i) for securities traded primarily on the New York Stock Exchange, the American Stock Exchange or a Nasdaq market, the last reported trade price or sale price, as the case may be, at 4:00 p.m., New York time, on that day and (ii) for securities listed or traded on other exchanges, markets and systems, the market price as of the end of the regular hours trading period that is generally accepted as such for such exchange, market or system.  If, after the date hereof, the benchmark times generally accepted in the securities industry for determining the market price of a stock as of a given trading day shall change from those set forth above, the fair market value shall be determined as of such other generally accepted benchmark times.

7.	Voting Rights.

(a)           Except as otherwise expressly provided herein or as required by law, the holders of Preferred Stock and the holders of Common Stock shall have identical voting rights and shall vote together and not as separate classes.

(b)           Other than as provided herein or required by law, there shall be no series voting.

(c)           Except as otherwise required under Florida law, the Holders of the Series L Preferred Stock shall be entitled to vote at any meeting of stockholders of the Corporation (or any written actions of stockholders in lieu of meetings) with respect to any matters presented to the stockholders of the Corporation for their action or consideration. For the purposes of such stockholder votes, each share of Series L Preferred Stock shall be entitled to one vote for each share of Common Stock such share of Series L Preferred Stock would be convertible into at the record date set for such voting.  Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series L Preferred Stock held by each holder could be converted), shall be disregarded.

(d)           Notwithstanding the foregoing, so long as any shares of Series L Preferred Stock remain outstanding, the Corporation shall not (and shall not cause or permit any of its material Subsidiaries to), by amendment, merger, consolidation or otherwise, without first obtaining the approval of the holders of at least a majority of the then outstanding shares of Series L Preferred Stock: (i) alter or change the rights, preferences or privileges of the Series L Preferred Stock as outlined herein; (ii) create any new class or series of capital stock (or securities convertible into or exercisable therefore) (1) having parity with or a preference over the Series L Preferred Stock as to the payment of dividends or the distribution of assets upon the occurrence of a Liquidation Event or (2) that are otherwise on parity or superior to the Series L Preferred (“Senior Securities”); (iii) alter or change the rights, preferences or privileges of any Senior Securities so as to adversely affect the Series L Preferred Stock; (iv) enter into a contract for a sale by the Corporation (or any material subsidiary thereof) of a material portion of the assets or equity of the Corporation or such subsidiary whether effected by a merger, consolidation or other transaction; (vi) amend the Corporation’s articles of incorporation, bylaws or this Certificate (as defined below); (vii) declare or pay dividends or redeem any equity securities of the Corporation or any material subsidiary thereof (other than dividends payable on, or redemption of, the Series L Preferred Stock); or (viii) issue additional shares of Common Stock or Series L Preferred Stock (except in connection with the conversion of the Series L Preferred Stock).

8.           Exclusion of Other Rights.  Except as may otherwise be required by law, the shares of the Series L Preferred Stock shall not have any preferences or relative, participating, optional or other special rights, other than those specifically set forth in this Certificate (as defined below) (as such Certificate may be amended from time to time) and in the Corporation’s Articles of Incorporation, as amended.

9.           Headings of Subdivisions.  The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

10.           Severability of Provisions.  If any right, preference or limitation of the Series L Preferred Stock set forth in this certificate of designations, rights and preferences (“Certificate”) (as such Certificate may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this Certificate (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

11.           Status of Reacquired Shares.  No shares of the Series L Preferred Stock which have been issued and reacquired in any manner or converted into Common Stock may be reissued, and all such shares shall be returned to the status of undesignated shares of preferred stock of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed in its name and on its behalf by its Executive Vice President/Chief Financial Officer this 9th day of February, 2010.

By:   /s/Allan L. Schwartz

Name:  Allan L. Schwartz
Title:  EVP/Chief Financial Officer